Exhibit 99.1

Horizon Bancorporation, Inc. Announces Second Quarter Consolidated Earnings

          BRADENTON, Fla., July 21 /PRNewswire-FirstCall/ -- Horizon Bancorporation, Inc. (OTC Bulletin Board: HZNB) (the “Company”), the holding company of Horizon Bank, today reported that second quarter consolidated earnings had increased to $305 thousand, or $0.19 per share.  Comparable earnings for the 2004 second quarter were $157 thousand, or $0.11 per share.  The Company finished the quarter with $135 million in assets.

          For the first six months of 2005 versus the same period in 2004, net earnings have increased 138% to $617 thousand, or $0.38, versus $0.18 per share.  Net interest income increased from $1.9 million for the first six months of 2004 to $2.6 million for the six months ended June 30, 2005. Operating expenses increased by only $40 thousand from the first six months of 2004 to the same period in 2005.  Operating income before taxes on a consolidated basis for the first six months of 2005 was $1.1 million, versus $264 thousand for the same period in 2004.

          The Company has grown by $24 million in assets, or 22%, in the past 12 months.  The Bank has $115 million in loans and $118 million in deposits as of June 30, 2005.

          Horizon Bank operates two full-service branches in Bradenton, Florida, and has an ATM location in the Red Barn Market (also in Bradenton).  The Bank plans to open a full-service branch (now under construction) in Palmetto, Florida, in the fall of 2005.

          The Company is also pleased to announce that the warrant exercise period that expired on July 6, 2005 was successful, with 98.7% (292 thousand) of the warrants outstanding being exercised.  This resulted in an additional $2 million of capital for the Company, which will be utilized to fund the expansion anticipated from the Palmetto, Florida, location.

          Safe Harbor
          This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage-interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

SOURCE  Horizon Bancorporation, Inc.
          -0-                             07/21/2005
          /CONTACT:  Charles Conoley, CEO, Horizon Bancorporation, Inc.,
+1-941-753-2265, or cconoley@horizonbankfl.com/
          /Web site:  http://www.horizonbankfl.com /